POWERING PROGRESS

News Release

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Freeport Provides Update on PT Freeport Indonesia Operations

PHOENIX, AZ, October 5, 2025 - Freeport (NYSE: FCX) announced today an update on the search for the remaining five team members who were missing following the previously reported September 8 mud rush incident at the Grasberg Block Cave mine in Indonesia.

On October 5, 2025, PT Freeport Indonesia (PTFI) located the five missing team members who regrettably were found deceased. The Freeport organization extends its deepest condolences to the families of these individuals and continues to mourn the loss of two team members found deceased on September 20, 2025.

Richard C. Adkerson, Chairman of the Board, and Kathleen Quirk, President and Chief Executive Officer, said, "We are grieving for our seven coworkers lost in this tragic incident and extend our sincere condolences to the families who lost loved ones. We appreciate the extraordinary efforts of the emergency response team who worked tirelessly to locate our coworkers. We are committed to investigating the cause of the incident and to taking all steps necessary to prevent recurrence."

During the incident, a sudden rush of approximately 800,000 metric tons of wet material entered the mine from the former Grasberg open pit and traveled rapidly to multiple mine levels, including the service level of the mine where the seven team members were conducting development activities.

To prioritize the search, mining operations in the Grasberg minerals district have been temporarily suspended since September 8, as previously reported.

PTFI is progressing an investigation to identify the cause of this incident, which is unprecedented in PTFI's multi-decade history of block cave mining operations. The investigation team includes external experts and will address root cause analysis and recommendations to safeguard against future occurrences. PTFI expects the investigation to be completed by year-end 2025.

PTFI is working closely with Indonesian government authorities to review the incident and future operating plans.

On September 24, 2025, FCX provided a preliminary assessment of potential production impacts from this incident. There have been no updates to this assessment. Further information will be provided as the investigation progresses, and damage assessments are completed.

FREEPORT: *Foremost in Copper*

FCX is a leading international metals company with the objective of being foremost in copper. Headquartered in Phoenix, Arizona, FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world's largest publicly traded copper producers.

FREEPORT
FOREMOST IN COPPER
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{N4163160.1} 2 FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant operations in North America and South America, including the large- scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru. By supplying responsibly produced copper, FCX is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about FCX is available on FCX's website at fcx.com. Cautionary Statement: This press release contains forward-looking statements. Forward-looking statements are all statements other than statements of historical facts, such as plans, projections or expectations relating to or affected by the incident at PTFI’s Grasberg Block Cave mine and suspension of operations in the Grasberg minerals district, recovery assessments, investigations, repair efforts and phased restart and ramp-up of operations following the incident at PTFI’s Grasberg Block Cave mine and the anticipated impact on future production, results of operations and, operating plans and recoveries under insurance policies. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “could,” “to be,” “potential,” “assumptions,” “guidance,” “forecasts,” “future,” “pursues,” “initiatives,” “objectives,” “opportunities,” “strategy” and any similar expressions are intended to identify those assertions as forward-looking statements. FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX’s actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, ability to repair incident-related damage; complete the investigation to the satisfaction of the Indonesian government authorities and implement any recommendations therefrom; safely restart and phase-in ramp-up of production on the expected timeline and optimize production plans; recover amounts under insurance policies; resolve force majeure declarations and maintain relationships with commercial counterparties; production rates; timing of shipments; reductions in liquidity and access to capital; political and social risks, including the potential effects of violence in Indonesia and relations with local communities and Indigenous Peoples; operational risks inherent in mining, with higher inherent risks in underground mining; mine sequencing; changes in mine plans or operational modifications, delays, deferrals or cancellations, including the ability to smelt and refine or inventory; satisfaction of requirements in accordance with PTFI’s IUPK to extend mining rights from 2031 through 2041; process relating to the extension of PTFI’s IUPK beyond 2041; any major public health crisis; labor relations, including labor-related work stoppages and increased costs; compliance with applicable environmental, health and safety laws and regulations; weather- and climate-related risks; environmental risks, and impacts, expenses or results from litigation or investigations, as well as those factors described in more detail under the heading “Risk Factors” in FCX’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission. Investors are cautioned that many of the assumptions upon which FCX’s forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, FCX may make changes to its business plans that could affect its results. FCX undertakes no obligation to update any forward-looking statements, which are as of the date made, notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes. # # #